Filed Pursuant to Rule 424(b)(5)
Registration No. 333-283767
This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but the information in this prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2025
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated December 20, 2024)

Gaia, Inc.

    Shares

Class A Common Stock
We are offering     shares of our Class A common stock, par value $0.0001 per share, as described in this prospectus supplement and the accompanying prospectus to certain existing investors and other institutional investors.
Our Class A common stock is listed on the Nasdaq Global Market under the symbol “GAIA.” The last reported sale price of our Class A common stock on the Nasdaq Global Market on February 4, 2025 was $5.61 per share.
Investing in our Class A common stock involves a high degree of risk. Please read the “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as in the accompanying prospectus and the documents incorporated by reference herein and therein, for a discussion of the factors you should carefully consider before deciding to purchase our Class A common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price
Underwriting discounts and commissions(1)
Proceeds, before expenses, to us

(1)	See “Underwriting” beginning on page S-15 of this prospectus supplement for information regarding compensation payable to the underwriters.
An entity affiliated with a nominee for election to our board of directors has indicated an interest in purchasing up to approximately $1.0 million of shares of our Class A common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to this investor, or this investor may determine to purchase more, less or no shares in this offering.
We have granted the underwriters an option for a period of 45 days to purchase up to an additional      shares of Class A common stock from us at the public offering price, less the underwriting discounts and commissions.
Delivery of the shares of Class A common stock to investors is expected to be made on or about    , 2025, subject to customary closing conditions.

Roth Capital Partners	Lake Street

The date of this prospectus supplement is    , 2025.

Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, including the documents incorporated by reference into the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in this prospectus supplement and the accompanying prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed materially since such date.
This prospectus supplement does not contain all of the information that is important to you. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.
We are offering to sell, and seeking offers to buy, and the underwriters are soliciting offers to buy, these securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. For investors outside of the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus supplement and accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
As used in this prospectus supplement, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Gaia” refer, collectively, to Gaia, Inc., and its consolidated subsidiaries.
S-i

FORWARD-LOOKING STATEMENTS
This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and elsewhere in this prospectus supplement.
Risks and uncertainties that could cause actual results to differ include, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of device platforms for streaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks, general economic conditions; future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats; our ability to remediate the material weaknesses in our internal control over financial reporting; and other risks and uncertainties included in our filings with the SEC. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this prospectus supplement. We undertake no obligation to update any forward-looking information.
S-ii

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein. This summary does not contain all of the information that you should consider in making your investment decision. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully before making an investment in our Class A common stock. You should carefully consider, among other things, our consolidated financial statements and related notes incorporated by reference in this prospectus supplement from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the sections titled “Risk Factors” in this prospectus supplement and such reports and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report and Quarterly Reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
Overview
Gaia, Inc. operates a global digital video subscription service and on-line community that caters to a unique and underserved member base. Our digital content library includes over 10,000 titles, with a growing selection of titles available in Spanish, German and French. Our members have unlimited access to this vast library of inspiring films, cutting edge documentaries, interviews, yoga classes, transformation-related content and more – 88% of which is exclusively available to our members for digital streaming on most internet-connected devices anytime, anywhere, commercial free.
Our mission is to create a transformational network that empowers a global conscious community. Content on our network is currently organized into four primary channels — Yoga, Transformation, Alternative Healing, and Seeking Truth — and delivered directly to our members through our streaming platform. We curate programming for these channels by producing content in our in-house production studios with a staff of media professionals and exclusive relationships with thought leaders in our areas of focus. Over 80% of our viewership is comprised of original produced and owned content and such content currently comprises approximately 75% of our members’ viewing time. Due to our in-house production capabilities, our average cost to produce one hour of content is $35,000, which is significantly lower than our competitors’ average costs to produce one hour of content, which we believe can exceed $10 million per hour. As such, we grew our gross profit on titles produced from $2 million in 2014 to approximately $23 million in 2024. Our in-house production capabilities are also a significant driver of the increase in our gross profit per employee from $0.31 million in 2018, to $0.46 million, $0.58 million and $0.73 million in 2020, 2022 and 2024, respectively. With our in-house production capabilities and unique, exclusive relationships with thought leaders in our areas of focus, we believe we can develop content much more efficiently than our competitors.
As of December 31, 2024, we had approximately 856,000 active consumer members (defined as unique consumer membership accounts for which we have received all required contact information and which have not been deactivated or deleted since our inception). Further, we have members in 185 countries and approximately 35% of our members reside outside of the United States (which includes our third party partner member base), a figure we aim to grow to 45% in 2027 and 55% in 2030. We have increased our monthly revenue per member from $7.78/month on average in 2018 to $8.32/month, $8.59/month and $8.95/month on average in 2020, 2022 and 2024, respectively. We believe we can continue to expand our member base as more and more people enter our niche categories and begin accessing streaming content over the internet while keeping our production costs steady.
Our Market Opportunity
Consumption of streaming video is expanding rapidly as more and more people augment their use of, or replace broadcast television with, streaming video to watch their favorite content on a growing array of digital streaming services. Digital TV Research predicts that global subscription video on demand (SVOD) households will reach approximately 1.79 billion by 2029. Our position in the streaming video landscape is firmly supported by our wide variety of exclusive and unique content, which provides a complementary offering to other, mostly entertainment-based, streaming video services. We believe the current size of our potential target market, or

660 million households, is comprised of the approximately 69% of global SVOD households who are willing to pay a subscription fee and are interested in at least one topic covered in our unique programs. By offering exclusive and unique content over a streaming service, we believe we will be able to significantly expand our target member base.
Recent Developments
Preliminary Fourth Quarter and Full Year 2024 Financial Information
Set forth below is certain preliminary financial information that has been prepared by our management and should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary financial data or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. We expect to complete our interim financial statements for the three months and year ended December 31, 2024 subsequent to the completion of this offering. While we are currently unaware of any items that would require us to make adjustments to the financial information set forth below, it is possible that we or our independent registered public accounting firm may identify such items as we complete our interim financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary results. These preliminary results are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Forward-Looking Statements,” and our consolidated financial statements and related notes incorporated by reference in the registration statement of which this prospectus supplement forms a part. Free Cash Flow is a supplemental measure that is not calculated and presented in accordance with GAAP. See “—Reconciliation of GAAP to Non-GAAP Financial Measures” for a definition of Free Cash Flow. You will not have an opportunity to review the reviewed financial statements as of and for the three months and year ended December 31, 2024 prior to making an investment decision with respect to the shares of Class A common stock offered hereby.
Our revenue is expected to be approximately $24.4 million and $90.4 million for the three months and year ended December 31, 2024, as compared to $20.7 million and $80.4 million of revenue for the three months and year ended December 31, 2023. Our gross profit is expected to be approximately $21.6 million and $77.8 million for the three months and year ended December 31, 2024, as compared to $17.7 million and $68.8 million for the three months and year ended December 31, 2023. Gross profit margin is expected to be approximately 88% and 86% for the three months and year ended December 31, 2024, as compared to 85.4% and 85.5% for the three months and year ended December 31, 2023. Our cash contribution margin for the year ended December 31, 2024 is expected to be approximately 93% and we continued our net cash flow generation in the three months and year ended December 31, 2024 with Free Cash Flow of $0.6 million and $2.7 million, as compared to Free Cash Flow of $(1.7) million and $(1.3) million for the three months and year ended December 31, 2023.
Reconciliation of GAAP to Non-GAAP Financial Measures
To supplement our preliminary financial information presented on a GAAP basis, we use free cash flow, a non-GAAP financial measure. We define free cash flow as net cash provided by operating activities less interest payments, capital expenditures, and penalty payments. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance because it excludes certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. This non-GAAP measure should not be considered a substitute for, or superior to, other financial measures and results calculated in accordance with GAAP, including operating cash flow, and reconciliations to GAAP financial statements should be carefully evaluated. Free cash flow may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. As a result of the foregoing considerations, investors are cautioned not to place undue reliance on this preliminary financial information.

A reconciliation of Free Cash Flow to net cash provided by operating activities, which is the most directly comparable U.S. GAAP measure is as follows:
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

	For the Year Ended
(in thousands)	December 31, 2024	December 31, 2023
Net Cash (used in) provided by operating activities	$6,906	$5,870
Cash paid for interest	586	481
Net cash used in investing activities	(14,981)	(5,282)
Change in cash from non-core business activities	10,225	(2,376)
Free cash flow	$2,736	$(1,307)

	For the Three Months Ended
(in thousands)	December 31, 2024	December 31, 2023
Net Cash (used in) provided by operating activities	$2,642	$3,125
Cash paid for interest	183	87
Net cash used in investing activities	(1,100)	(2,307)
Change in cash from non-core business activities	(1,123)	(2,589)
Free cash flow	$602	$(1,684)

Corporate Information
We were incorporated under the laws of the State of Colorado on July 7, 1988. Our principal executive offices are located at 833 West South Boulder Road, Louisville, Colorado 80027, and our telephone number is (303) 222-3600. Our website address is www.gaia.com. The information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus supplement.

THE OFFERING
Class A Common Stock Offered by Us
    shares (or      shares if the underwriters exercise their option to purchase additional shares in full).
Class A Common Stock to be Outstanding After this Offering
    shares (or      shares if the underwriters exercise their option to purchase additional shares in full).
Use of Proceeds
We estimate that the net proceeds to us from the sale of shares that we are selling in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $    million (or approximately $   million if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full).
We intend to use the net proceeds to us from this offering primarily for, but not limited to, enhancements of our AI (Artificial Intelligence) capabilities, the development of the Gaia Community project, and for general corporate purposes. See “Use of Proceeds” on page S-8 of this prospectus supplement for more information.
Controlled Company
As of the date of this prospectus supplement, Jirka Rysavy, our Chairman, controls a majority of the voting power of shares eligible to vote in the election of our directors. As a result, we are a “controlled company” for purposes of the marketplace rules of the Nasdaq Global Market.
Risk Factors
See “Risk Factors” beginning on page S-6 of this prospectus supplement and the other information included in, or incorporated by reference into, this prospectus supplement for a discussion of certain factors you should carefully consider before deciding to invest in shares of our Class A common stock.
Participation in the Offering
An entity affiliated with Robert Grant, a nominee for election to our board of directors, has indicated an interest in purchasing up to approximately $1.0 million of shares of our Class A common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to this investor, or this investor may determine to purchase more, less or no shares in this offering.
Nasdaq Global Market Symbol
“GAIA”

The number of shares of our Class A common stock to be outstanding after this offering is based on 18,001,955 shares of Class A common stock outstanding as of December 31, 2024, and excludes:
•	197,846 shares of Class A common stock issuable upon exercise of stock options outstanding as of December 31, 2024, at a weighted-average exercise price of $8.33 per share;
•	1,286,991 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units as of December 31, 2024;
•
603,701 shares of Class A common stock available for future issuance under our 2009 Long Term Incentive Plan, or the 2009 Plan, and 1,637,019 shares of Class A common stock available for future issuance under our 2019 Long Term Incentive Plan, or the 2019 Plan, as of December 31, 2024 and any automatic increases in the number of shares of Class A common stock reserved for issuance under the 2009 Plan and the 2019 Plan; and

•
205,954 shares of our Class A common stock reserved for future issuance under our 2019 Employee Stock Purchase Plan, or the 2019 ESPP, as of December 31, 2024 and any automatic increases in the number of shares of Class A common stock reserved for issuance under the 2019 ESPP.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of Class A common stock in connection with this offering, and no exercise of the outstanding options or vesting and settlement of the restricted stock units described above.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks and uncertainties. In that case, the trading price of our Class A common stock could decline and you might lose all or part of your investment. In addition, the risks and uncertainties discussed below are not the only ones we face. Our business, financial condition or results of operations could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a loss of all or part of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including our consolidated financial statements and the related notes thereto, before making a decision to invest in our Class A common stock.
Risks Related to This Offering
Our actual results may vary from our preliminary results for the three months and year ended December 31, 2024 included in the “Summary – Recent Developments” and the variances may be material.
This prospectus supplement contains certain preliminary unaudited financial results for the three months and year ended December 31, 2024. Upon completion of our auditor’s review of the results for the three months and year ended December 31, 2024, it is possible significant changes to such preliminary results may be necessary. Finally, such preliminary unaudited financial results do not reflect all of our material financial information as of and for the three months and year ended December 31, 2024, and we therefore caution you not to place undue reliance on them. See “Forward-Looking Statements” for a discussion of factors that may cause our actual results to vary from our estimates.
Fluctuations in the price of our Class A common stock, including as a result of actual or anticipated sales of shares by us and/or our directors, officers or shareholders, may make our Class A common stock more difficult to resell.
The market price and trading volume of our Class A common stock have been, and may continue to be, subject to significant fluctuations due not only to general stock market conditions, but also to changes in sentiment in the market regarding the industry in which we operate, our operations, business prospects or liquidity, or this offering. In addition to the risk factors discussed in our periodic reports and in this prospectus supplement, the price and volume volatility of our Class A common stock may be affected by actual or anticipated sales of Class A common stock by us and/or our directors, officers or shareholders, whether in the market, in connection with business acquisitions, in this offering or in subsequent public offerings. Stock markets in general have at times experienced extreme volatility unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Class A common stock, regardless of our operating results.
As a result, these fluctuations in the market price and trading volume of our Class A common stock may make it difficult to predict the market price of our Class A common stock in the future, cause the value of your investment to decline and make it more difficult to resell our Class A common stock.
We will have broad discretion in the use of the net proceeds to us from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.
We will have broad discretion in the application of the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You may not agree with our decisions, and our management may not apply the net proceeds to us from this offering in ways that ultimately increase the value of your investment. We expect to use the net proceeds to us from this offering in the manner described in the “Use of Proceeds” section of this prospectus supplement. Our failure to apply these net proceeds effectively could result in financial losses that could have a material adverse effect on our business or cause the price of our Class A common stock to decline.

Investors in this offering will experience immediate and substantial dilution in the net tangible book value per share of our Class A common stock.
The public offering price of our Class A common stock will be substantially higher than the net tangible book value per share. Therefore, if you purchase shares of Class A common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Please refer to the section below entitled “Dilution” for more information.
You may experience future dilution as a result of future equity offerings or acquisitions.
In order to raise additional capital, we may in the future offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our Class A common stock, or securities convertible or exchangeable into our Class A common stock, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this offering.
In addition, we may engage in one or more potential acquisitions in the future, which could involve issuing our Class A common stock as some or all of the consideration payable by us to complete such acquisitions. If we issue Class A common stock or securities linked to our Class A common stock, the newly issued securities may have a dilutive effect on the interests of the holders of our Class A common stock. Additionally, future sales of newly issued shares used to effect an acquisition could depress the market price of our Class A common stock.
Our founder and executive chairman, Jirka Rysavy, has voting control over us.
Mr. Rysavy holds 100% of our 5,400,000 outstanding shares of Class B common stock and also owns 575,061 shares of Class A common stock. The shares of Class B common stock are convertible into shares of Class A common stock at any time. Each share of Class B common stock has ten votes per share, and each share of Class A common stock has one vote per share. Consequently, Mr. Rysavy holds approximately 75% of our voting stock and is able to exert substantial influence over and control matters requiring approval by shareholders, including the election of directors, increasing our authorized capital stock, or a merger or sale of substantially all of our assets. As a result of Mr. Rysavy’s control of us, no change of control can occur without Mr. Rysavy’s consent.
We have no current plans to pay cash dividends on our Class A common stock; as a result, our shareholders may not receive any return on investment unless our shareholders sell their Class A common stock for a price greater than that which they paid for it.
We have no current plans to pay dividends on our Class A common stock. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on many factors, including our cash balances and potential future capital requirements for strategic transactions, including acquisitions, results of operations, financial condition and other factors that our board of directors may deem relevant. In addition, our ability to pay cash dividends is restricted by the terms of our credit agreement, which contains terms restricting or limiting the amount of dividends that may be declared or paid on our Class A common stock. As a result, our shareholders may not receive any return on an investment in our Class A common stock unless they sell their Class A common stock for a price greater than that which they paid for it.
Sales of a substantial number of shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock could cause our stock price to fall.
In order to raise additional capital, we may, in the future, offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our Class A common stock, or securities convertible or exchangeable into Class A common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

USE OF PROCEEDS
We estimate that we will receive net proceeds to us of $   from the sale of the shares of Class A common stock offered by us in this offering (or approximately $    million if the underwriters’ option to purchase additional shares of our Class A common stock is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds to us from this offering primarily for, but not limited to, enhancements of our AI (Artificial Intelligence) capabilities, the development of the Gaia Community project, and for general corporate purposes. We will retain broad discretion over the use of the net proceeds from the sale of the shares of Class A common stock offered hereby.

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our Class A common stock and the as adjusted net tangible book value per share of our Class A common stock after this offering.
As of September 30, 2024, our historical net tangible book value was $14.3 million, or $0.80 per share of our Class A common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of Class A common stock outstanding as of September 30, 2024.
After giving effect to adjustments relating to the offering and assuming the sale of     shares of our Class A common stock in this offering at the public offering price of $    per share, our adjusted net tangible book value on September 30, 2024 would have been approximately $   million or $    per share. The adjustments made to determine adjusted net tangible book value per share are the following:
•	An increase in total assets to reflect the net proceeds of the offering after deducting the underwriting discounts and commissions and our estimated offering expenses; and
•	The addition of shares offered by this prospectus supplement to the number of shares outstanding.
The following table illustrates the increase in net tangible book value of $    per share to existing shareholders and the immediate dilution of $    per share (the difference between the public offering price per share and the adjusted net tangible book value per share) to new investors, without giving effect to any exercise by the underwriters of their option to purchase additional shares:

Public offering price per share		$
Net tangible book value per share as of September 30, 2024	$0.80
Increase in net tangible book value per share attributable to investors participating in this offering	$
Adjusted net tangible book value per share as of September 30, 2024 after giving effect to this offering		$
Dilution per share to new investors participating in this offering		$

The information above assumes that the underwriters do not exercise their option to purchase additional shares. If the underwriters’ option to purchase additional shares is exercised in full, our as adjusted net tangible book value on September 30, 2024, after giving effect to this offering, would have been approximately $   per share, and the dilution in as adjusted net tangible book value per share to investors participating in this offering would have been approximately $    per share.
An entity affiliated with a nominee for election to our board of directors has indicated an interest in purchasing up to approximately $1.0 million of shares of our Class A common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to this investor, or this investor may determine to purchase more, less or no shares in this offering.
The information above is supplied for illustrative purposes only and will adjust based on the actual public offering price and the actual number of shares that we sell in the offering.
The number of shares of our Class A common stock to be outstanding after this offering is based on 18,001,955 shares of Class A common stock outstanding as of September 30, 2024, and excludes:
•	197,846 shares of Class A common stock issuable upon exercise of stock options outstanding as of September 30, 2024, at a weighted-average exercise price of $8.33 per share;
•	1,341,680 shares of Class A common stock issuable upon the vesting and settlement of outstanding restricted stock units as of September 30, 2024;

•
603,701 shares of Class A common stock available for future issuance under our 2009 Long Term Incentive Plan, or the 2009 Plan, and 1,637,019 shares of Class A common stock available for future issuance under our 2019 Long Term Incentive Plan, or the 2019 Plan, as of September 30, 2024 and any automatic increases in the number of shares of Class A common stock reserved for issuance under the 2009 Plan and the 2019 Plan; and

•
205,954 shares of our Class A common stock reserved for future issuance under our 2019 Employee Stock Purchase Plan, or the 2019 ESPP, as of September 30, 2024 and any automatic increases in the number of shares of Class A common stock reserved for issuance under the 2019 ESPP.

To the extent that outstanding stock options are exercised, outstanding restricted stock units vest and settle or additional shares of Class A common stock are issued in the future, including pursuant to additional grants under our equity incentive plans, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK
The following is a general discussion of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined herein) with respect to the purchase, ownership and disposition of shares of our Class A common stock issued or acquired pursuant to this offering. All prospective non-U.S. holders of our Class A common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our Class A common stock. In general, a non-U.S. holder means a beneficial owner of our Class A common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or an entity treated as a corporation, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, or the IRS, and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement.
We assume in this discussion that a non-U.S. holder holds shares of our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum tax, Medicare contribution tax on investment, income, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as tax-exempt or governmental organizations, regulated investment companies, persons who have elected to mark securities to market, corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our Class A common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, “qualified foreign pension funds” as defined in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, holders deemed to sell our Class A common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies, U.S. expatriates and certain former U.S. citizens or long-term residents.
In addition, this discussion does not address the tax treatment of our Class A common stock to an entity or arrangement treated as a partnership for U.S. federal income tax purposes or to a person that holds its Class A common stock through such a partnership. If such a partnership holds shares of our Class A common stock, the U.S. federal income tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.
There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling or opinion of counsel with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our Class A common stock.

Distributions on Our Class A Common Stock
We have no current plans to declare or pay dividends on our Class A common stock. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the Class A common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such Class A common stock, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock.” Any such distribution will also be subject to the discussion below under the heading “Foreign Accounts.”
Subject to the discussion below regarding effectively connected income and under “Backup Withholding and Information Reporting” and “Foreign Accounts,” dividends paid to a non-U.S. holder will be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy certain certification and other requirements. Such non-U.S. holders must generally provide us and/or our paying agent, as applicable, with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate form) claiming an exemption from or reduction in withholding under an applicable income tax treaty. Such certificate must be provided before the payment of dividends and must be updated periodically. If tax is withheld in an amount in excess of the amount applicable under an income tax treaty, a refund of the excess amount may generally be obtained by a non-U.S. holder by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty.
If a non-U.S. holder holds our Class A common stock in connection with the conduct of a trade or business in the United States, as determined for U.S. federal income tax purposes, and dividends paid on our Class A common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to such holder’s permanent establishment or fixed base in the United States), the non-U.S. holder will generally be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends paid on our Class A common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain on Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock
Subject to the discussion below under “Backup Withholding and Information Reporting” and “Foreign Accounts,” in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our Class A common stock unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Gain recognized by a non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or
•
our Class A common stock constitutes a “United States real property interest,” or a USRPI, because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation,” or a USRPHC. Generally, a corporation is a USRPHC only if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its USRPIs plus its non-U.S. real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a USRPHC, or that we are likely to become one in the future. Even if we are or become a USRPHC, provided that our Class A common stock is regularly traded, as defined by applicable U.S. Treasury Regulations, on an established securities market, as also defined by applicable U.S. Treasury Regulations, our Class A common stock will be treated as a USRPI only with respect to a non-U.S. holder that holds more than 5% of our outstanding Class A common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our Class A common stock. If we are a USRPHC and either our Class A common stock is not regularly traded on an established securities market or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding Class A common stock, directly or indirectly, during the applicable testing period, such non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC and our Class A common stock is not regularly traded on an established securities market, a non-U.S. holder’s proceeds received on the disposition of our Class A common stock will also generally be subject to withholding at a rate of 15%, subject to potential reduction under an applicable income tax treaty. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC. No assurance can be provided that our Class A common stock is or will in the future be regularly traded on an established securities market for purposes of the rules described above.

Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
We (or the applicable paying agent) must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our Class A common stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if no withholding was required (because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty) and regardless of whether such distributions constitute dividends for U.S. federal income tax purposes. A non-U.S. holder may have to comply with specific certification procedures to establish that the holder is not a “United States person” for U.S. federal income tax purposes in order to avoid backup withholding at the applicable rate (currently at a rate of 24%) with respect to dividends on our Class A common stock. A non-U.S. holder generally will not be subject to backup withholding with respect to payments of dividends on our Class A common stock if it certifies its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or successor form) or W-8ECI, or otherwise establishes an exemption, as long as we do not have actual knowledge or reason to know that such non-U.S. holder is a “United States person” for U.S. federal income tax purposes. Distributions paid to non-U.S. holders subject to the U.S. federal income tax withholding, as described above in “Distributions on Our Class A Common Stock,” generally will be exempt from U.S. backup withholding.
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our Class A common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Accounts
Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) generally impose a U.S. federal withholding tax of 30% on dividends and, subject to the proposed Treasury Regulations discussed below, the gross proceeds of a disposition of our Class A common stock paid to a “foreign financial institution” (as specifically defined for this purpose) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The U.S. Treasury released proposed Treasury Regulations (which may be relied upon by taxpayers prior to finalization) which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Class A common stock. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.
THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING
The Company is offering the shares of Class A common stock described in this prospectus supplement and the accompanying prospectus through the underwriters listed below. Roth Capital Partners, LLC is acting as representative to the several underwriters for this offering. Each underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of Class A common stock listed opposite its name below. Each underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriters	Number of Shares
Roth Capital Partners, LLC
Lake Street Capital Markets, LLC
Total

The underwriters have advised us that they propose to offer the shares of Class A common stock to the public at a price of $    per share. The underwriters propose to offer the shares of Class A common stock to certain dealers at the same price less a concession of not more than $    per share. After the offering, these figures may be changed by the underwriters.
The shares sold in this offering are expected to be ready for delivery on or about    , 2025, against payment in immediately available funds. The underwriters may reject all or part of any order.
The Company has granted to the underwriters an option to purchase up to an additional     shares of Class A common stock from the Company at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 45-day period after the date of this prospectus supplement. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.
The table below summarizes the underwriting discounts that the Company will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $125,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriting discount and reimbursable expenses the underwriters will receive were determined through arms’ length negotiations between us and the underwriters.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Public Offering Price	$	$	$
Underwriting discount to be paid by us	$	$	$
Price, before expenses, to us	$	$	$

We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $   . This includes $125,000 of the fees and expenses of the underwriters. These expenses are payable by us.
We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
No Sales of Similar Securities
We and certain of our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of Class A common stock or any securities convertible into or exchangeable for shares of Class A common stock for a period of 90 days after the date of this prospectus supplement. The lock-up agreements that we and certain of our directors and officers have entered into pursuant to the underwriting agreement provide limited exceptions and their restrictions may be waived at any time by the representative.

Price Stabilization, Short Positions, and Penalty Bids
To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our Class A common stock for their own accounts by selling more shares of Class A common stock than we have sold to the underwriters. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.
In addition, the underwriters may stabilize or maintain the price of our Class A common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our Class A common stock to the extent that it discourages resales of our Class A common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.
In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our Class A common stock on the Nasdaq Global Market. Passive market making consists of displaying bids on the Nasdaq Global Market by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our Class A common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.
Affiliations
The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.
In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
An entity affiliated with a nominee for election to our board of directors has indicated an interest in purchasing up to approximately $1.0 million of shares of our Class A common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to this investor, or this investor may determine to purchase more, less or no shares in this offering.
Lake Street Capital Markets, LLC (“Lake Street”) acted as the sole underwriter in a public offering of 2,058,754 shares of our Class A common stock (inclusive of the exercise of a portion of the overallotment option by Lake Street) which closed on October 4, 2023 (the “Prior Offering”), with aggregate net proceeds to us of approximately $5.0 million, after deducting underwriting discounts and commissions and estimated offering expenses. In connection with the Prior Offering, Lake Street, as underwriter, received a 5% underwriting discount for approximately $278,000, and we paid $50,000 of Lake Street’s fees and expenses.

Electronic Offer, Sale, and Distribution
In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of the underwriters is not part of this prospectus supplement or the accompanying prospectus.
Listing
Our Class A common stock is listed on the Nasdaq Global Market under the symbol “GAIA.”
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Broadridge Corporate Issuer Solutions.
Selling Restrictions
European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Class A common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase any shares of our Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom. The underwriters have represented and agreed that:
•
they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•
they have complied and will comply with all applicable provisions of the FSMA with respect to anything done in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Switzerland. The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.
Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.
This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Israel. In the State of Israel, this prospectus supplement shall not be regarded as an offer to the public to purchase shares of Class A common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 – 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 –1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our Class A common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered Class A common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued Class A common stock; (iv) that the shares of Class A common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Foley & Lardner LLP. The underwriters are being represented in connection with this offering by Faegre Drinker Biddle & Reath LLP.
EXPERTS
The consolidated financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2023, have been so incorporated in reliance on the report Frank, Rimerman + Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report of Armanino LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.gaia.com. Our website is not a part of this prospectus supplement and the information contained on, or accessible through, our website is not incorporated by reference in this prospectus supplement.
This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference in this prospectus supplement the documents listed below:
•	Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 29, 2024;
•	our Proxy Statement on Schedule 14A filed on April 29, 2024, to the extent specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed on May 6, 2024, August 5, 2024, and November 4, 2024, respectively;
•	our Current Reports on Form 8-K filed on March 27, 2024 and May 21, 2024; and
•
the description of our Class A common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 24, 2020, together with any amendment or report filed with the SEC updating such description.

In addition, we incorporate by reference in this prospectus supplement and the accompanying prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement and the accompanying prospectus. These documents may include annual, quarterly and current reports, as well as proxy statements. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement and the accompanying prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Gaia, Inc.
Attention: Investor Relations
833 West South Boulder Road
Louisville, Colorado 80027
(303) 222-3600

PROSPECTUS

Gaia, Inc.

10,000,000 Shares
Class A common stock
We may offer and sell from time to time in one or more offerings up to 10,000,000 shares of Class A common stock of Gaia.
Our Class A common stock is traded on the Nasdaq Global Market under the symbol “GAIA.” The last reported sale price of our Class A common stock on the Nasdaq Global Market on December 11, 2024 was $5.26 per share.
Each time we sell shares of our Class A common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make your investment decision.
We may sell shares of Class A common stock to or through underwriters or dealers, through agents, directly to investors, or in any other manner specified in a prospectus supplement. The names of any underwriters, dealers, or agents involved in the sale of our shares, their compensation and any overallotment options held by them will be described in the applicable prospectus supplement. For general information about the methods of sale, see “Plan of Distribution” in this prospectus.
Investing in our Class A common stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 2 of this prospectus and under similar headings in any filing with the Securities and Exchange Commission that is incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated December 20, 2024

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ABOUT THIS PROSPECTUS
Basis of Presentation
This prospectus is part of a registration statement on Form S-3 that we have filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell in one or more offerings up to 10,000,000 shares of our Class A common stock as described in this prospectus.
Each time we sell shares of our Class A common stock under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change any of the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
This prospectus may not be used to consummate a sale of our Class A common stock unless it is accompanied by a prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information in this prospectus or a prospectus supplement, or incorporated by reference, is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Gaia” refer, collectively, to Gaia, Inc., and its consolidated subsidiaries.
Trademarks, Service Marks, and Trade Names
We own or license the trademarks, service marks, and trade names that we use in connection with the operation of our business, including our corporate names, logos, and website names. This prospectus also may contain trademarks, service marks, trade names, and copyrights of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names, and copyrights referred to in this prospectus are listed without the TM, SM, ©, and ® symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors, if any, to these trademarks, service marks, trade names, and copyrights.
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SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in shares of our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section immediately following this summary, as well as the information incorporated herein by reference, including our most recent Annual Report on Form 10-K, as filed with the SEC, before making an investment decision to purchase shares of our Class A common stock.
Our Company
Gaia, Inc. (the “Company,” “Gaia,” “we,” “us” or “our”) operates a global digital video subscription service and community that strives to connect a unique and underserved member base. Our digital content library includes over 10,000 titles and live events, with a growing selection of titles available in Spanish, German and French. Our members have unlimited access to this vast library of inspiring films, cutting edge documentaries, interviews, yoga classes, live events, transformation-related content and more – 88% of which is exclusively available to our members for digital streaming on most internet-connected devices anytime, anywhere, commercial free.
Our mission is to create a transformational network that empowers a global conscious community. Content on our network is currently organized into four primary channels— Yoga, Transformation, Alternative Healing, and Seeking Truth— and delivered directly to our members through our streaming platform. We curate programming for these channels by producing content in our lifestyle campus with a staff of media professionals. This produced and owned content currently comprises approximately 75% of our members’ viewing time. We complement our produced and owned content through long term licensing agreements.
Corporate Information
We were incorporated in the State of Colorado on July 7, 1988. Our principal executive offices are located at 833 West South Boulder Road, Louisville, Colorado 80027, and our telephone number is (303) 222-3600. Our website address is www.gaia.com. The information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.
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RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. Before deciding whether to invest in our Class A common stock, you should carefully consider the risks described in the section titled “Risk Factors” in any applicable prospectus supplement, and discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.
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WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Information about us, including our SEC filings, is also available on our website at www.gaia.com; however, that information is not a part of this prospectus or any accompanying prospectus supplement.
This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act, and does not contain all the information set forth in the registration statement. You should review the information and exhibits in the registration statement for further information about us and the Class A common stock we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You may obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference in this prospectus the documents listed below:
•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 29, 2024;
•	our Proxy Statement on Schedule 14A filed on April 29, 2024, to the extent specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed on May 6, 2024, August 5, 2024, and November 4, 2024, respectively;
•	our Current Reports on Form 8-K filed on March 27, 2024 and May 21, 2024; and
•
the description of our Class A common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 24, 2020, together with any amendment or report filed with the SEC updating such description.

In addition, we incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus, as well as filings made under such sections after the date of the initial registration statement and prior to effectiveness of the registration statement. These documents may include annual, quarterly and current reports, as well as proxy statements. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to 833 West South Boulder Road, Louisville, Colorado 80027 Attention: Investor Relations or call (303) 222-3600. You may also access these filings on our website at www.gaia.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as a part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes, or replaces such statement.
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FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and elsewhere in this prospectus.
Risks and uncertainties that could cause actual results to differ include, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of device platforms for streaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks, general economic conditions; future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats; our ability to remediate the material weaknesses in our internal control over financial reporting; and other risks and uncertainties included in our filings with the SEC. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this report. We undertake no obligation to update any forward-looking information.
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USE OF PROCEEDS
Except as otherwise described in any applicable prospectus supplement, we intend to use the net proceeds from the sale of the shares of our Class A common stock offered by us under this prospectus for general corporate purposes, which may include additions to working capital, financing of capital expenditures, repayment of indebtedness, and acquisitions and strategic investment opportunities.
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DESCRIPTION OF CAPITAL STOCK
General
The authorized capital stock of Gaia is 250,000,000 shares, consisting of 150,000,000 shares of Class A common stock, $0.0001 par value per share, 50,000,000 shares of Class B common stock, $.0001 par value per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of December 11, 2024, there were 18,066,942 shares of Class A common stock outstanding, 5,400,000 shares of Class B common stock outstanding and no shares of preferred stock outstanding.
Capital Stock
Each holder of shares of Class A common stock is entitled to one vote for each share held on all matters submitted to a vote of shareholders. Each share of Class B common stock is entitled to ten votes on all matters submitted to a vote of shareholders. There are no cumulative voting rights. Except as otherwise provided by law or in Gaia’s Amended and Restated Articles of Incorporation, all holders of shares of Class A common stock and shares of Class B common stock vote as a single group on all matters that are submitted to the shareholders for a vote. Accordingly, holders of a majority of the votes of the shares of Class A common stock and shares of Class B common stock entitled to vote in any election of directors may elect all of the directors who stand for election. A required number of shareholders having the minimum number of votes that would be necessary to authorize or take action at a meeting at which all of the shares entitled to vote thereon were present and voted may consent to an action in writing and without a meeting under certain circumstances.
Shares of Class A common stock and shares of Class B common stock are entitled to equal dividends, if any, as may be declared by our board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of Gaia, the shares of Class A common stock and shares of Class B common stock would be entitled to share ratably in our assets remaining after the payment of all of our debts and other liabilities. Holders of shares of Class A common stock and shares of Class B common stock have no preemptive, subscription or redemption rights, and there are no redemption or sinking fund provisions applicable to the shares of Class A common stock and Class B common stock. The outstanding shares of Class A common stock and shares of Class B common stock are, and the shares of Class A common stock offered by us in this offering will be, when issued and paid for, fully paid and non-assessable. The shares of Class B common stock may not be transferred unless converted into shares of Class A common stock, other than certain transfers to affiliates and family members. The shares of Class B common stock are convertible one-for-one into shares of Class A common stock, at the option of the holder of the shares of Class B common stock.
Our board of directors is authorized, subject to any limitations prescribed by Colorado law, to issue at any time up to 50,000,000 shares of preferred stock. The board may provide for the issuance of the preferred stock in one or more series or classes with designations, preferences, limitations and relative rights determined by the board without any vote or action by the shareholders, although the board may not issue voting preferred stock without the consent or approval of a majority of the Class B common stock. As a result, the board has the power to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of the common stock. Although we have no current plans to issue any preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from attempting to acquire us. Such an issuance could also dilute your voting power.
Transfer Agent and Registrar
The transfer agent and registrar for the shares of Class A common stock is Broadridge Corporate Issuer Solutions.
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PLAN OF DISTRIBUTION
We may sell the securities offered through this prospectus from time to time in one or more transactions, including:
•	to or through underwriters, brokers or dealers;
•	directly to purchasers, including our affiliates;
•	through agents;
•	through a combination of any of these methods of sale; or
•	through any other method permitted by applicable law and described in a prospectus supplement.
These securities may be distributed at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; at prices related to the prevailing market prices; or at negotiated prices. We may also determine the price or other terms of the securities offered under this prospectus by use of an electronic auction.
The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including:
•	the names of any participating underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the method of distribution;
•	the purchase price or public offering price of the securities;
•	the net proceeds to us from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’, brokers’, dealers’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any other material terms of the offering.
Sales Through Underwriters or Dealers
If we use underwriters in the sale of securities offered through this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may offer securities to the public either though underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise set forth in any prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
If we use dealers in the sale of securities, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities directly, and not through underwriters or agents. We may also sell the securities through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best-efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.
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Delayed Delivery Contracts
If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
Market Making, Stabilization and Other Transactions
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
Electronic Auctions
We may also make sales through the internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.
Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used. Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the internet or other electronic bidding process or auction.
General Information
We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with us or may perform services for us in the ordinary course of their businesses.
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LEGAL MATTERS
Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the offered securities will be passed upon for us by Foley & Lardner, LLP, Milwaukee, Wisconsin. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.
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EXPERTS
The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2023, have been so incorporated in reliance on the report by Frank, Rimerman + Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report of Armanino LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
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Gaia, Inc.
    Shares
Class A Common Stock
PROSPECTUS SUPPLEMENT

Roth Capital Partners	Lake Street
    , 2025